Exhibit 5.1

Dewey & LeBoeuf LLP 1 Minster Court Mincing Lane London EC3R 7YL DX:520 London/City

November 22, 2011

Aviva plc
St. Helen’s, 1 Undershaft
London, EC3P 3DQ
England

Ladies and Gentleman:

We have acted as special U.S. counsel for Aviva plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the $400,000,000 in aggregate principal amount of the Company’s 8.25% Capital Securities due 2041 (the “Debt Securities”) pursuant to the subordinated indenture dated 22 November 2011 between the Company and Law Debenture Trust Company of New York (the “Trustee”) (as supplemented and amended by a supplemental indenture, of the same date and in relation to the Debt Securities, between the Company and the Trustee) (collectively, the “Subordinated Indenture”).

In connection therewith, we have examined (a) the Registration Statement on Form F-3, dated November 16, 2011 relating to the Debt Securities (the “Registration Statement”), (b) the prospectus supplement dated November 16, 2011 related to the Debt Securities (the “Prospectus Supplement”) and (c) the Subordinated Indenture. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that:

Dewey & Leboeuf LLP is a limited liability partnership registered in England and Wales under number OC355432 and is a law firm authorised and regulated by the Solicitors Regulation Authority.  We use the word ‘partner’ to refer to a member of the LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications. A list of the members of Dewey & Leboeuf LLP is available for inspection at the registered office above, together with a list of those non-members who are designated as partners.

NEW YORK   |   LONDON   |   WASHINGTON, DC   |   ABU DHABI   |   ALBANY   |   ALMATY   |   BEIJING   |   BOSTON   |   BRUSSELS

CHICAGO   |   DOHA   |   DUBAI   |    FRANKFURT   |   HONG KONG   |   HOUSTON   |   JOHANNESBURG  (PTY ) LTD.  |   LOS ANGELES

MADRID   |   MILAN   |   MOSCOW   |   PARIS   |   RIYADH AFFILIATED OFFICE   |   ROME   |   SAN FRANCISCO   |   SILICON VALLEY   |   WARSAW

1.                                       The Subordinated Indenture has been duly executed and delivered by the Company under the law of the State of New York.

2.                                       Assuming that (i) the Debt Securities and the Subordinated Indenture entered into in connection with the issuance of such Debt Securities and the terms of the offering thereof and related matters have been duly and properly authorized; and (ii) the terms of such Debt Securities do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, such Debt Securities constitute the valid and binding obligation of the Company entitled to the benefits of the Subordinated Indenture, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, fraudulent transfer or similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding in equity or at law, and such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors rights.

With respect to the second sentence in Section 1.15 in the Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.  In addition, we express no opinion as to the enforceability of Article 12 of the Subordinated Indenture and the subordination provisions of the Debt Securities (which are expressed to be governed by the laws of England).

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.  There is no corresponding Federal statute and no controlling Federal court decision on this issue.  Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.  In addition, we express no opinion as to the enforceability of any provision of the Subordinated Indenture relating to currency indemnity.

The opinions expressed herein are limited to the laws of the State of New York and the Federal law of the United States.  The foregoing opinion letter is delivered and is to be read in conjunction with the opinion letter delivered by Dewey & LeBoeuf LLP, dated the date hereof, regarding certain matters under the laws of England and Wales related to the foregoing opinions.

In rendering the opinion expressed herein, we are not passing upon, and assume no responsibility for any disclosure in the Registration Statement, the Prospectus Supplement or any other related prospectus or other offering material regarding the Company or the Debt Securities or their offering and sale.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K to be incorporated by reference in the Company’s Registration Statement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act as an exhibit to the Company’s Current Report on Form 6-K to be incorporated by reference in the Company’s Registration Statement.

Very truly yours,

/s/ Dewey & LeBoeuf LLP